Home Equity Loan-Backed Term Notes, GMACM Series 2002-HLTV1
Payment Date	11/25/2002

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	142,970,455.07	14,175,127.72
Beginning PFA	45,858,294.28	6,574,325.00
Ending Pool Balance	158,138,041.48	16,087,581.75
Ending PFA Balance	28,609,228.35	4,518,768.95
Principal Collections	2,081,479.52	143,102.02
Principal Draws	-	-
Net Principal Collections	2,081,479.52	143,102.02
Active Loan Count	4,065	213

Interest Collections	1,818,606.76	181,517.99

Weighted Average Net Loan Rate	14.15000%	14.07000%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	188,828,748.86	186,747,269.34	0.9828804	2,081,479.52	726,990.68	0.00	0.8851	4.620%
Class A-2	20,749,453.21	20,606,351.19	0.9812548	143,102.02	85,418.58	0.00	0.0977	4.940%

Certificates	-	-	-	-	1,189,051.40	-	-	-

Beginning Overcollateralization Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	0.00
Overcollateralization Target	5,802,500.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
Loan Group 1	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	955,566.89		21	0.60%
Delinquent Loans (60 Days)*	395,077.73		9	0.25%
Delinquent Loans (90 Days)*	-		0	0.00%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180 Days)*	-		0	0.00%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcies

			Number	Percent
Loan Group 2	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	-		0	0.00%
Delinquent Loans (60 Days)*	82,901.24		2	0.52%
Delinquent Loans (90 Days)*	-		0	0.00%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180 Days)*	-		0	0.00%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Principal Recovery	0.00
Net Ending Loss Amount	0.00	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	726,693.39
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Ending CIA Balance Transferred to Seller	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	726,693.39
Interest earned for Collection Period	1,150.55
Interest withdrawn related to prior Collection Period	194.44

Prefunding Account
Beginning Balance	52,432,619.28
Additional Purchases during Revolving Period	(19,304,621.98)
Excess of Draws over Principal Collections	0.00
Ending PreFunding Account Balance to Notes	0.00
Total Ending Balance as of Payment Date	33,127,997.30
Interest earned for Collection Period	70,092.16
Interest withdrawn related to prior Collection Period	12,636.35

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0.00